Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254862

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated March 31, 2023
and Prospectus Dated April 7, 2021)

DARÉ BIOSCIENCE, INC.

Up to $19,011,428

Common Stock

This prospectus supplement amends and supplements the information in our prospectus supplement dated March 31, 2023, or the Initial Prospectus Supplement. This prospectus supplement should be read in conjunction with the Initial Prospectus Supplement and the accompanying prospectus dated April 7, 2021 (File No. 333-254862), or the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We previously entered into a sales agreement, or the Sales Agreement, with Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co., or collectively the Sales Agents, dated March 31, 2023, relating to the issuance and sale of shares of our common stock, $0.0001 par value per share, offered by the Prior Prospectus.

On March 28, 2024, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Prior Prospectus became subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date hereof, the aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is approximately $57.0 million, which was calculated based on 99,362,864 shares of our common stock outstanding held by non-affiliates and a price of $0.574 per share, the closing price of our common stock on February 29, 2024, which is the highest closing sale price of our common stock on Nasdaq Capital Market within the prior 60 days. As of the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding more than one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75.0 million.

We are filing this prospectus supplement to amend and supplement the information in the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As a result of the limitations set forth in General Instruction I.B.6 of Form S-3, we may offer and sell shares of our common stock having an aggregate offering price of up to $19,011,428 from time to time through the Sales Agents pursuant to the Sales Agreement. In the event that our public float increases above $75.0 million we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.” On March 27, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.55 per share.

Investing in our common stock involves a high degree of risk. See the information contained under the heading “Risk Factors” beginning on page S-6 of the Initial Prospectus Supplement and under similar headings in the other documents that are incorporated by reference therein, including specifically under “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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Stifel	Cantor

The date of this prospectus supplement is March 28, 2024.